Filed pursuant to Rule 424(b)(3)
File No. 333-230322

TIAA REAL ESTATE ACCOUNT

SUPPLEMENT NO. 2
Dated March 18, 2020 to the Prospectus dated May 1, 2019

This prospectus supplement should be read in conjunction with the TIAA Real Estate Account’s prospectus, dated May 1, 2019, as supplemented to date, which is collectively referred to herein as the “prospectus.” This prospectus supplement is qualified in its entirety by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.
The following will be added as a new and revised third bullet point under the heading entitled “Risks associated with real estate investing — General Risks of Acquiring and Owning Real Property” under “Risk factors” starting on page 16 of the prospectus (new disclosure is denoted in underline):
“ a weak market for real estate generally and/or in specific locations where the Account may own property, including, among other reasons, as a result of an epidemic, pandemic or other health-related issue in one or more markets where the Account owns property;”
The following will be added as a new risk factor under a new heading entitled “Global economic risks” under “Risk factors” starting on page 36 of the prospectus:
“Global economic risks
National and regional economies and financial markets are becoming increasingly interconnected, which increases the possibilities that conditions in one country, region or market might adversely impact issuers in a different country, region or market. Changes in legal, political, regulatory, tax and economic conditions may cause fluctuations in markets and securities and commercial real property prices around the world, which could negatively impact the value of the Account’s investments. Major economic or political disruptions, particularly in large economies, may have global negative economic and market repercussions. Additionally, events such as war, terrorism, natural and environmental disasters and the spread of infectious illnesses, pandemics or other public health emergencies may adversely affect the global economy and the securities and local commercial real estate markets and issuers in which the Account invests. These events could reduce consumer demand or economic output, result in market closure, travel restrictions or quarantines, and generally have a significant impact on the economy. Governmental and quasi-governmental authorities and regulators throughout the world have in the past responded to major economic disruptions with a variety of significant fiscal and monetary policy changes, including but not limited to, direct capital infusions into companies, new monetary programs and dramatically lower interest rates. An unexpected or quick reversal of these policies, or the ineffectiveness of these policies, could increase volatility in securities and commercial real estate markets, which could adversely affect the Account’s investments.”

The following will be added to the heading “Cybersecurity risks” under “Risk factors” starting on page 38 of the prospectus (new disclosure is denoted in underline):
“Cybersecurity and other business continuity risks”
Finally, the following will be added as a new third paragraph under the revised heading “Cybersecurity and other business continuity risks” under “Risk factors” starting on page 39 of the prospectus:
“Other disruptive events, including, but not limited to, natural disasters and public health or pandemic crises, may adversely affect the Account’s ability to conduct business. Such adverse effects may include the inability of TIAA’s employees, or the employees of its affiliates and the Account’s service providers, to perform their responsibilities as a result of any such event. Any resulting disruptions to the Account’s business operations can interfere with our processing of contract transactions (including the processing of orders from our website), impact our ability to calculate annuity unit values, or cause other operational issues.”

2 A40826 (3/20)